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                           EXHIBIT 23.2

          CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Forefront Venture Partners, L.P.

We hereby consent to the incorporation by reference in the previously filed registration statements on Forms S-3 (Nos. 333-18445 and 333-43087) and on Form S-8, (Nos. 333-16981, 333-16303, 333-15159, 333-06405, 333-77252,
333-71473, 333-53365, 333-44413, 333-85541, 333-86011, 333-44970, and
333-35038) of Avant! Corporation of our report dated February 9, 2001, except for Note 4, as to which the date is March 30, 2001, relating to the statements of assets and liabilities, including the schedules of investments, of Forefront Venture Partners, L.P. as of December 31, 2000 and 1999, and the statements of operations and changes in partners' capital for each of the two years in the period ended December 31, 2000 and for the period from February 25, 1998 (inception) to December 31, 1998.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
San Jose, California
April 2, 2001